Exhibit 99.1
Filed by IntercontinentalExchange, Inc.
Pursuant to Rule 425 under the
Securities Act of 1933, as amended, and
deemed filed pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934, as amended
Subject Company:
CBOT Holdings, Inc.
(Commission File No. 001- 32650)
INTERCONTINENTALEXCHANGE PROPOSES TO MERGE
WITH CHICAGO BOARD OF TRADE
COMPELLING STRATEGIC COMBINATION PROVIDES SUPERIOR
ALTERNATIVE TO SHAREHOLDERS AND DERIVATIVES INDUSTRY
STRENGTHENS CHICAGO AND U.S. ROLE IN GLOBAL MARKETS BY UNITING
HISTORIC EXCHANGE LEADER WITH INNOVATIVE GROWTH LEADER
Atlanta, GA (March 15, 2007) — IntercontinentalExchange, Inc. (NYSE: ICE) today announced it has made a proposal to the Board of Directors of CBOT Holdings, Inc. (NYSE: BOT) to combine the two companies in a stock-for-stock transaction that would create the world’s most comprehensive derivatives exchange.
The combination would result in a premier global futures and over-the-counter derivatives marketplace headquartered in Chicago. The combined company would have a leading presence in the major derivatives categories, including agricultural and energy products, interest rates and metals, and would be supported by integrated clearing capabilities and state-of-the-art trading technology. The transaction would promote competition and innovation in the domestic and global derivatives markets while providing superior opportunities to leverage the complementary strengths of ICE and CBOT to drive growth, customer benefits, and shareholder value.
Terms of the proposed transaction are as follows:
•	ICE would issue 1.42 ICE shares for each CBOT Class A common share, valued at $187.34 per CBOT share based on yesterday’s closing price of ICE shares. This represents a 12.8% premium to CBOT’s current share price, and a 39.3% premium to its share price on October 16, 2006, the day before announcement of its merger agreement with the Chicago Mercantile Exchange (NYSE:CME). The $187.34 per share value also represents a premium of 10.5% to the current value of the pending CME/CBOT transaction to CBOT shareholders.
•	CBOT shareholders would own approximately 51.5% of the combined company and, in addition to receiving a premium, would participate in the significant strategic and financial benefits of the combination.
•	ICE is committed to preserving the heritage of CBOT, bringing its brand and expertise forward on a global scale as the derivatives marketplace expands.
•	ICE will commit to the same terms as the CME offer regarding CBOT’s open auction markets and will protect and grow the CBOT metals complex.

•	ICE proposes to enter into a transaction on terms similar to those in the current CBOT merger agreement with CME. Flexibility in the potential legal structure of the transaction exists to provide CBOT members who hold Chicago Board Options Exchange exercise rights a preferred structure to preserve these rights.
•	Unlike a combination of CME and CBOT, ICE believes no significant antitrust or other regulatory risks exist in a combination of ICE and CBOT and a transaction could be completed quickly, thereby delivering both near-term and long-term benefits to all stakeholders of both ICE and CBOT.
Based on publicly available information, ICE estimates transaction benefits of at least $240 million annually upon the full integration of ICE and CBOT. In addition to identified expense rationalization and the revenue growth opportunities available to the combined company, significant clearing benefits also exist as ICE could provide a fully operational clearing solution for CBOT’s products upon termination of CBOT’s existing clearing agreement with CME in January, 2009. Accordingly, ICE believes the combination would be accretive to cash earnings per share within 18 months of closing. With access to CBOT and its management, ICE expects to identify additional opportunities for the combined company.
“This is an extremely compelling combination for Chicago Board of Trade and IntercontinentalExchange shareholders, trading members, customers, clearing firms, employees, the derivatives industry and the City of Chicago,” said Jeffrey C. Sprecher, Chairman and CEO of ICE. “The CBOT Board of Directors has the opportunity to achieve a transaction that offers a considerable premium to the pending CME transaction and, at the same time, secures the CBOT’s position as a leading independent global derivatives complex based in Chicago. The combined company would be extremely well positioned in nearly every high-growth derivatives segment, and would have the platform to capitalize on the many emerging growth opportunities in the dynamic derivatives landscape on a global scale. The transaction we are proposing is clearly superior to a combination with the CME for CBOT’s shareholders and other stakeholders.”
Since January 1, 2006, the value of ICE shares has increased 348% compared with growth in CBOT shares of 80.5% and in CME shares of 55.5% over the same period. ICE has successfully completed the acquisitions of International Petroleum Exchange and the New York Board of Trade, creating substantial value for the former owners of each organization and delivering exceptional organic growth through innovation and technology.
Morgan Stanley is serving as financial advisor to ICE and Sullivan and Cromwell LLP is serving as legal advisor to ICE.
Investor Conference Call
ICE will hold a conference call today at 8:30 a.m. ET for the investment community. Participants may listen via telephone by dialing (866) 550-6338 if calling from the United States, or (347) 284-6930 if dialing from outside of the United States. The passcode for all callers is 4928075. For participants on the telephone, please dial in 10 minutes prior to the start of the call. A live audio webcast of the call also will be available on the company’s website at www.theice.com under About ICE/Investor Resources.

The call will be archived on ICE’s website for replay. A telephone replay will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The replay passcode is 4928075.
The text of the letter sent today to the CBOT Board of Directors follows:
March 15, 2007
CBOT Holdings, Inc.
141 West Jackson Boulevard
Chicago, Illinois 60604-2929

Attention:	Charles P. Carey
Chairman of the Board of Directors
Jackie Clegg
Larry G. Gerdes
Special Transaction Committee of the Board of Directors
James P. McMillin
Non-Exercise Right Members Committee
Bernard W. Dan
Chief Executive Officer
Dear Sirs and Madam,
On behalf of IntercontinentalExchange, Inc. (“ICE”) and its Board of Directors, I am pleased to submit this proposal to combine ICE with CBOT Holdings, Inc. (“CBOT Holdings”) in an industry-defining merger. Our proposed transaction will create the most comprehensive derivatives exchange in the world, preserve the proud heritage of the Chicago Board of Trade (“CBOT”), and promote innovation and competition in the domestic and global derivatives markets. From the perspective of shareholders and CBOT Holdings’ trading community, this combination will generate superior value immediately and in the longer term.
Consideration
We propose a transaction in which each share of CBOT Holdings Class A common stock will be exchanged for 1.42 shares of ICE Class A common stock. Based on the closing stock price of ICE as of March 14, 2007, our proposal represents a price per CBOT Holdings Class A share of $187.34. This price represents a premium to CBOT Holdings’ current price of 12.8%, and a premium to CBOT Holdings’ closing price on October 16, 2006, the day prior to the public announcement of CBOT Holdings’ intended combination with Chicago Mercantile Exchange Holdings, Inc. (“CME”), of 39.3%.
In addition to the upfront premium, our proposal allows CBOT Holdings’ shareholders to share in the substantial combination benefits we believe are available to the combined ICE and CBOT Holdings. The proposed exchange ratio will result in CBOT Holdings Class A shareholders owning approximately 51.5% of the combined company. Based upon our review of publicly-available information on CBOT Holdings, we estimate over $240 million per annum of combination benefits, on a pre-tax basis, would be realizable through the combination of our two companies. We are confident we could identify additional benefits once we have had the opportunity to undertake due diligence and interact with your management.
We note that the merger agreement with CME Holdings includes a cash election of up to $3 billion for CBOT Holdings’ shareholders in lieu of shares. Should you feel that a cash alternative is important to your shareholders, we would be pleased to explore this option and have access to significant financing sources should this be required.
Strategic rationale
A merger of our two companies is a unique opportunity to create a leading derivatives trading platform across a broad spectrum of futures and options products, incorporating our complementary positions in agricultural commodities and leading capabilities in interest rates, energy, gold and silver, as well as other financial contracts such as equity indices and foreign exchange pairs. The combined entity would operate regulated exchanges in the U.S., Europe, and Asia and also support the global over-the-counter (OTC) derivatives market.
Through our recent purchase of the New York Board of Trade (“NYBOT”), ICE operates a wholly-owned clearinghouse, which will serve as an integrated platform for the clearing of our combined exchanges’ transactions over time. ICE will also contribute its world-class trading platform. Our technology provides global accessibility and integrated capabilities for trading futures, options on futures, and bilateral and cleared OTC markets. We believe that our market-leading capabilities in supporting OTC trading can be extended to CBOT Holdings’ marketplace. Finally, the combined group will enjoy significant economies of scale and scope in technology, marketing, and customer connectivity.
Chicago Board of Trade’s heritage and Chicago home
We recognize that, for nearly 160 years, the Chicago Board of Trade has been a major Chicago institution and has anchored the city’s position as one of the world’s leading financial centers. CBOT’s history of innovation and growth is unparalleled in the industry. We wish to preserve and enhance this market position and legacy rather than to subsume it under a larger organization. Therefore, we propose that the corporate headquarters of the combined entity will be CBOT’s landmark building in Chicago. In addition, we intend to retain the Chicago Board of Trade name and leverage it to create a new brand identity for our regulated futures exchanges in New York, London and Dublin.
Benefits to CBOT’s trading community
We believe that the creation of a global and integrated agricultural commodities marketplace, the ability to trade energy side-by-side with a variety of correlated agricultural products, and the addition of NYBOT’s financial contracts to CBOT’s interest rate and equity index products will promote liquidity and trading opportunities in futures and options products both on the trading floor and through electronic trading.
As evidenced by our acquisition of NYBOT, we have made a significant commitment to our open-auction members and believe that they provide an important source of liquidity for our markets. Our proposal contemplates a substantial commitment to support continued open-auction trading operations in CBOT’s building, as it becomes our global headquarters.

Governance and management
We believe the board of directors of the combined company should draw representatives from current CBOT Holdings directors in addition to continuing ICE directors, and we look forward to discussing CBOT Holdings board representation in the new entity with you.
We envision ongoing and important roles for the key members of current management of CBOT Holdings, and undertake to form a management group for the combined company taken from the best elements of each of our teams. I would retain the role of Chief Executive Officer and look forward to discussing with the Chief Executive Officer of CBOT Holdings the future roles in the combined company for him and his management team.
Combination benefits
As noted above, we believe that the merger of CBOT Holdings and ICE offers significant combination benefits. Our wholly-owned clearing platform will allow us to internalize the clearing services CBOT currently receives from CME, assuming your clearing agreement with CME is terminated in January, 2009. By moving current CBOT electronic trading to the ICE platform, we will be able to decrease technology expense and improve efficiency. We also believe significant opportunities exist to rationalize redundant general and administrative expenses when we consolidate operations currently conducted in Atlanta and New York into the Chicago headquarters of the combined group. We estimate that these expense and clearing savings would exceed $190 million on a full run-rate basis by January, 2009.
We believe that there are also significant opportunities to increase both the revenues and growth rate of the combined group by providing a single access point to multiple complementary products. The ability of customers to cross-margin positions in the combined product suite and in cleared OTC products will lower friction costs and increase trading activity. Further, we believe that there are substantial revenue opportunities in supporting the OTC markets that surround CBOT’s existing products. Finally, the financial opportunity associated with preserving and growing elements of CBOT’s traditional product franchise, such as the precious metals contracts which we understand may be scheduled for termination, is significant. We estimate that these additional revenue opportunities would exceed $50 million on a full run-rate basis within 18 months of closing.
ICE has the highest rate of growth and highest profit margin of any company in our industry. This performance has been achieved both organically and through acquisitions. We have a proven track record in optimizing the performance of the companies that we have acquired, and have created significant value for the former owners and other stakeholders of companies with which we have combined. We are confident that our combined management team will integrate our two companies in such a way as to maximize the benefits for all our stakeholders.
Structure and Merger Agreement
We have studied the terms of the CME merger agreement and, outside of the changes necessary to implement the matters outlined in our proposal, we are prepared to enter into a form of merger agreement with you on similar terms. However, subject to the implementation of the other terms of our proposal, we are also amenable to exploring a transaction structure which we believe would facilitate preservation of your members’ CBOE Exercise Rights.

Conditions, approvals and other matters
Our board of directors has unanimously approved the submission of this proposal. Any definitive transaction between us, however, would be subject to final approvals by our board as well as our shareholders.
We have based our proposal on publicly-available information, and our proposal is subject to completion of a confirmatory due diligence review of CBOT Holdings, which would include discussions with your senior management. We are available to commence our due diligence review immediately, and we are confident that, given our knowledge of your business and your cooperation, we can complete our review and be in a position to execute a definitive transaction agreement within one week. We are also prepared to give you and your representatives access to non-public information relating to ICE to satisfy your due diligence requirements. We are prepared to enter into a confidentiality agreement with CBOT Holdings that is no less favorable to CBOT Holdings than the one it entered into with CME.
Given the complementary nature of the products traded on CBOT, NYBOT and ICE, we do not anticipate regulatory issues associated with our proposed merger. In fact, we believe that the futures industry and antitrust regulators will embrace the creation of a strong derivatives group to protect and enhance industry competition and innovation. We believe that a merger between CBOT Holdings and CME Holdings represents a significant concentration of market power, in particular in such areas as equity index products, interest rate futures, technology and clearing. The alternative transaction we are proposing would be strongly pro-competitive and would benefit our mutual customers as well as our respective shareholders.
This letter is not intended to create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed. We believe that the proposed transaction could close in the third quarter of 2007.
While the CME transaction represents a sale of the company, our proposal is truly a merger that is intended to preserve the culture and heritage of the Chicago Board of Trade. We believe our proposal is superior, from both a financial and strategic perspective, to the CME proposal and is capable of consummation without material regulatory impediments.
We and our financial advisors, Morgan Stanley, and our legal advisors, Sullivan & Cromwell LLP, are prepared to move forward immediately with this proposal. We believe that our proposal presents a compelling opportunity for our companies, our industry, and our customers, and we look forward to your prompt response.
Sincerely,
Jeffrey C. Sprecher
Chairman & Chief Executive Officer
IntercontinentalExchange, Inc.

About IntercontinentalExchange, Inc.
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading soft commodity exchange. ICE’s markets offer access to a range of contracts based on crude oil and refined products, natural gas, power and emissions, as well as soft commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to currency and index futures and options. ICE® conducts its energy futures markets through its U.K. regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks, Brent Crude futures and West Texas Intermediate (WTI) Crude futures, trading nearly half of the world’s global crude futures by volume of commodity traded. ICE conducts its soft commodity futures and options markets through its U.S. regulated subsidiary, the New York Board of Trade®. For more than a century, the NYBOT® has provided global markets for food, fiber and financial products. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com and www.nybot.com.
Forward-Looking Statements — Certain statements in this press release may contain forward-looking information regarding IntercontinentalExchange, Inc., CBOT Holdings, Inc., and the combined company after the completion of the possible merger that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the benefits of the merger transaction involving ICE and CBOT, including future strategic and financial benefits, the plans, objectives, expectations and intentions of ICE following the completion of the merger, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of ICE’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those expressed or implied in such forward-looking statements regarding the success of the proposed transaction: the failure of CBOT to accept ICE’s proposal and enter into definitive agreements to effect the transaction, the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; superior offers by third parties; the ability to obtain governmental approvals and rulings on or regarding the transaction on the proposed terms and schedule; the failure of ICE or CBOT stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships and revenues; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. Additional risks and factors are identified in ICE’s filings with the Securities and Exchange Commission (the “SEC”), including ICE’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 26, 2007.
You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclosure material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.
Important Merger Information
In connection with the proposed transaction, and assuming the merger proposal is accepted by CBOT, ICE intends to file relevant materials with the SEC, including a proxy statement/prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION, IF AND WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the proxy statement/prospectus, if and when such document becomes available, and related documents filed by ICE or CBOT without charge, at the SEC’s website (http://www.sec.gov). Copies of the final proxy statement/prospectus, if and when such document becomes available, may be obtained, without charge, from ICE by directing a request to ICE at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia, 30328, Attention: Investor Relations; or by emailing a request to ir@theice.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
ICE and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about ICE’s executive officers and directors in ICE’s Annual Report on Form 10-K, filed with the SEC on February 26, 2007 and in ICE’s proxy statement for its 2006 annual meeting of stockholders, dated April 3, 2006. Additional information about the interests of potential participants will be included in the prospectus/proxy statement, if and when it becomes available, and the other relevant documents filed with the SEC.
Contact:
IntercontinentalExchange
Kelly Loeffler
VP, Investor and Public Relations
(770) 857-4726
Sard Verbinnen & Co
Jim Barron/Kara Findlay
(212) 687-8080
Brad Wilks
(312) 895-4700